Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SALISBURY BANCORP, INC.,

SALISBURY BANK AND TRUST COMPANY

AND

RIVERSIDE BANK

DATED AS OF

MARCH 18, 2014

TABLE OF CONTENTS

Recitals		2
Article I - Definitions		3
1.1	Definitions	10
Article II - The Merger		10
2.1	Merger	10
2.2	Closing; Effective Time	10
2.3	Certificate of Incorporation and Bylaws	10
2.4	Directors and Officers of the Surviving Institution	10
2.5	Effects of the Merger	11
2.6	Tax Consequences	11
2.7	Possible Alternative Structures	11
2.8	Additional Actions	11
Article III - Conversion of Shares		12
3.1	Conversion of Riverside Common Stock; Merger Consideration	12
3.2	Procedures for Exchange of Riverside Common Stock	14
3.3	Treatment of Riverside Stock Options	15
3.4	Reservation of Shares	16
Article IV - Representations and Warranties of Riverside		16
4.1	Standard	17
4.2	Organization	17
4.3	Capitalization	18
4.4	Authority; No Violation	18
4.5	Consents	19
4.6	Financial Statements	19
4.7	Tax Matters	20
4.8	No Material Adverse Effect	21
4.9	Material Contracts; Leases; Defaults	21
4.10	Ownership of Property; Insurance Coverage	22
4.11	Legal Proceedings	23
4.12	Compliance with Applicable Law	23
4.13	Employee Benefit Plans	24
4.14	Brokers, Finders and Financial Advisors	27
4.15	Environmental Matters	27
4.16	Loan Portfolio	28
4.17	Related Party Transactions	29
4.18	Deposits	30
4.19	Board Approval	30
4.20	Registration Obligations	30
4.21	Risk Management Instruments	30
4.22	Fairness Opinion	30
4.23	Intellectual Property	30
4.24	Duties as Fiduciary	31
4.25	Employees; Labor Matters	31
4.26	Riverside Information Supplied	31
4.27	Securities and Regulatory Documents	31
4.28	Internal Controls	32
4.29	Stock Transfer Records	32
Article V - Representations and Warranties of SAL and SBT		33
5.1	Standard	33
5.2	Organization	33
5.3	Capitalization	34
5.4	Authority; No Violation	35
5.5	Consents	36
5.6	Financial Statements	36
5.7	Tax Matters	37
5.8	No Material Adverse Effect	38
5.9	Material Contracts; Leases; Defaults	38
5.10	Ownership of Property; Insurance Coverage	38
5.11	Legal Proceedings	39
5.12	Compliance with Applicable Law	39
5.13	Employee Benefit Plans	40
5.14	Brokers, Finders and Financial Advisors	43
5.15	Environmental Matters	43
5.16	Loan Portfolio	44
5.17	Related Party Transactions	45
5.18	Deposits	46
5.19	Board Approval	46
5.20	Registration Obligations	46
5.21	Risk Management Instruments	46
5.22	Fairness Opinion	46
5.23	Intellectual Property	46
5.24	Duties as Fiduciary	47
5.25	Employees; Labor Matters	47
5.26	SAL Information Supplied	47
5.27	Securities and Regulatory Documents	48
5.28	Internal Controls	48
5.29	SAL Common Stock	49
5.30	Available Funds	49
Article VI - Covenants of Riverside		49
6.1	Conduct of Business	49
6.2	Current Information	54
6.3	Access to Properties and Records	55
6.4	Financial and Other Statements	55
6.5	Maintenance of Insurance	56
6.6	Disclosure Supplements	56
6.7	Consents and Approvals of Third Parties	56
6.8	All Reasonable Efforts	56
6.9	Failure to Fulfill Conditions	56
6.10	Acquisition Proposals	57
6.11	Reserves and Merger-Related Costs	58
6.12	Committee Meetings	58
Article VII - Covenants of SAL		59
7.1	Conduct of Business	59
7.2	Disclosure Supplements	59
7.3	Consents and Approvals of Third Parties	60
7.4	Reasonable Best Efforts	60
7.5	Failure to Fulfill Conditions	60
7.6	Employee Benefits	60
7.7	Directors and Officers Indemnification and Insurance	63
7.8	Stock Listing	65
7.9	Reservation of Stock	65
7.10	Communications to Riverside Employees; Training	65
7.11	Current Information	65
7.12	Payment of Retention Bonuses	65
7.13	Advisory Board	66
Article VIII - Regulatory and Other Matters		66
8.1	Meetings of Shareholders	66
8.2	Proxy Statement-Prospectus; Merger Registration Statement	67
8.3	Regulatory Approvals	68
8.4	Voting Agreements	68
Article IX - Closing Conditions		68
9.1	Conditions to Each Party’s Obligations Under this Agreement	68
9.2	Conditions to the Obligations of SAL Under this Agreement	69
9.3	Conditions to the Obligations of Riverside Under this Agreement	70
Article X - Termination, Amendment and Waiver		71
10.1	Termination	71
10.2	Effect of Termination	73
10.3	Amendment, Extension and Waiver	74
Article XI - Miscellaneous		75
11.1	Confidentiality	75
11.2	Public Announcements	75
11.3	Survival	75
11.4	Notices	75
11.5	Parties in Interest	76
11.6	Complete Agreement	76
11.7	Counterparts	76
11.8	Severability	77
11.9	Governing Law	77
11.10	Interpretation	77
11.11	Specific Performance	77

Exhibits

A - Form of Voting Agreement

B - Employment Agreements

1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 18, 2014 by and among Salisbury Bancorp, Inc., a Connecticut corporation (“SAL”), Salisbury Bank and Trust Company, a Connecticut chartered bank (“SBT”) and Riverside Bank, a New York chartered bank (“Riverside”).

Recitals

1.         The Board of Directors of each of SAL, SBT and Riverside (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.         In accordance with the terms of this Agreement, Riverside will merge with and into SBT, the wholly owned subsidiary of SAL (the “Merger”). SBT, a Connecticut chartered bank, will be the surviving institution in the bank merger and will continue to have a main office located in Lakeville, Connecticut.

3.        As a condition to the willingness of SAL and SBT to enter into this Agreement, each of the directors and executive officers of Riverside and the Riverside Designated Nominees (as defined below) have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with SAL (the “Voting Agreement”), pursuant to which each such director, executive officer and Designated Nominee has agreed, among other things, to vote all shares of Riverside Common Stock (as defined herein) owned or controlled by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4.       The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5.      The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6.        In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I

DEFINITIONS

 1.1         Definitions.     As used in the Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.2.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the CDOB, NYFS, FRB and FDIC, which regulates or has the statutory authority to regulate SBT, Riverside, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the State of Connecticut are authorized or obligated by law or executive order to close.

“CDOB” shall mean the Connecticut Department of Banking.

“Certificate” shall mean a certificate or book entry evidencing shares of Riverside Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements dated as of October 30, 2013 among SAL, SBT and Riverside.

“CRA” shall have the meaning set forth in Section 4.12.1.

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“Current Riverside Employees” shall have the meaning set forth in Section 7.6.2.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by SAL and Riverside, which shall act as agent for SAL in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

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“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the applicable Federal Home Loan Bank of Boston.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to Riverside shall mean those facts that are known or should have been known by its CEO, CFO and CLO after reasonable inquiry, and with respect to SAL and SBT, shall mean those facts that are known or should have been known by its CEO, CFO and CLO after reasonable inquiry.

“Material Adverse Effect” shall mean, with respect to SAL, SBT or Riverside, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of SAL and the SAL Subsidiaries, taken as a whole, or Riverside, respectively, or (2) materially impairs the ability of either Riverside, on the one hand, or SAL or SBT, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to Riverside, on the one hand, or SAL or any of its Subsidiaries, on the other hand, (ii) the announcement of this Agreement or any action or omission of Riverside on the one hand, or SAL or any of its Subsidiaries, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of SAL, SBT or Riverside, respectively, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Riverside, on the one hand, or SAL or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of Riverside Common Stock or SAL Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect,” (v) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of SAL or Riverside, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (vi) in the case of Riverside and its Subsidiaries, the issuance in and of itself of any order or directive by any Bank Regulator (it being agreed that the underlying facts giving rise or contributing to the issuance of such orders or directives or the effects of the issuance of the orders or directives may be a Material Adverse Effect).

5

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of Riverside with and into SBT, with SBT as the surviving institution.

“Merger Consideration” shall mean SAL Common Stock in an aggregate per share amount to be paid by SAL for each share of Riverside Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of SAL Common Stock to be offered to holders of Riverside Common Stock in connection with the Merger.

“New Member” shall have the meaning set forth in Section 2.4.

“NYFS” shall mean the New York State Department of Financial Services.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” shall have the meaning set forth in Section 2.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

6

“Riverside” shall mean Riverside Bank, a New York chartered bank with its principal office located at 11 Garden Street, Poughkeepsie, New York 12601.

“Riverside Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“Riverside Confidential Disclosure Schedule” shall mean the collective written confidential disclosure schedules delivered by Riverside to SAL pursuant hereto.

“Riverside Common Stock” shall mean the common shares, par value $1.00 per share, of Riverside.

“Riverside Designated Nominee” shall mean those individuals designated by Riverside as Nominees to serve on the Board of Directors of SAL or SBT upon consummation of the transaction.

“Riverside Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Riverside as of December 31, 2013 and 2012 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Riverside for each of the two (2) years ended December 31, 2013 in Riverside’s annual report for the year ended December 31, 2013 and (ii) the unaudited interim consolidated financial statements of Riverside as of the end of each calendar quarter following December 31, 2013, and for the periods then ended.

“Riverside Loan Participation” shall have the meaning set forth in Section 4.15.2.

“Riverside Loan Property” shall have the meaning set forth in Section 4.15.2.

“Riverside Regulatory Reports” shall mean the Call Reports of Riverside, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FRB and/or FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2011, through the Closing Date.

“Riverside Regulatory Reports” shall have the meaning set forth in Section 4.27.

“Riverside Shareholder Approval” shall have the meaning set forth in Section 4.4.1.

“Riverside Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“Riverside Stock Option” shall mean an option to purchase shares of Riverside Common Stock granted pursuant to the Riverside Stock Option Plan and the outstanding option agreements, and outstanding as of the date hereof, as set forth in Riverside Disclosure Schedule 3.3.1.

“Riverside Stock Option Plan” shall mean the Riverside Bank 2003 Stock Option and Award Plan.

7

“SAL” shall mean Salisbury Bancorp, Inc., a Connecticut corporation, with its principal offices located 5 Bissell Street, Lakeville, Connecticut 06039.

“SAL Benefit Plans” shall have the meaning set forth in Section 5.13.1.

“SAL Confidential Disclosure Schedule” shall mean the collective written confidential disclosure schedules delivered by SAL to Riverside pursuant hereto.

“SAL Common Stock” shall mean the common stock, par value $0.01 per share, of SAL.

“SAL Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of SAL as of December 31, 2013 and 2012 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of SAL for each of the two (2) years ended December 31, 2013, as set forth in SAL’s annual report on Form 10-K for the year ended December 31, 2013, and (ii) the unaudited interim consolidated financial statements of SAL as of the end of each calendar quarter following December 31, 2011, and for the periods then ended, as filed by SAL in its Securities Documents.

“SAL Loan Property” shall have the meaning set forth in Section 5.15.2.

“SAL Loan Participation” shall have the meaning set forth in Section 5.15.2.

“SAL Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.13.1.

“SAL Observers” shall have the meaning set forth in Section 6.12.

“SAL Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“SAL Regulatory Reports” shall mean the Call Reports of SBT, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter since December 31, 2010 through the Closing Date.

“SAL SEC Reports” shall have the meaning set forth in Section 5.29.

“SAL Shareholder Approval” shall have the meaning set forth in Section 5.4.1.

“SAL Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“SAL Stock” shall have the meaning set forth in Section 5.3.1.

“SAL Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by SAL or SBT, except any corporation the stock of which is held in the ordinary course of the lending activities of SBT.

8

“SBT” shall mean Salisbury Bank and Trust Company, a Connecticut chartered bank with its principal offices located at 5 Bissell Street, Lakeville, Connecticut 06039, which is a wholly owned subsidiary of SAL.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities or Banking Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC or the FRB promulgated thereunder, as applicable.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either SBT or Riverside, as applicable.

“Surviving Institution” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean December 31, 2014.

“Termination Expenses” shall have the meaning set forth in Section 10.2.2(C).

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Department” shall mean The United States Department of Treasury.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

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“Voting Agreement” shall have the meaning set forth in the recitals.

“401(k) Plans” shall have the meaning set forth in Section 7.6.10.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1         Merger.     Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Riverside shall merge with and into SBT, with SBT, a Connecticut chartered bank, as the resulting or surviving institution (the “Surviving Institution”); and (b) the separate existence of Riverside shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Riverside shall be vested in and assumed by SBT. As part of the Merger, each outstanding share of Riverside Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III. SBT may use the Riverside name in connection with regional branding efforts relating to the Surviving Institution’s branches and banking business in New York State.

2.2         Closing; Effective Time.     The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected at the close of business on the date of filing of the appropriate documents with the Office of the Secretary of the State of the State of Connecticut on the day of the Closing (the “Closing Date”), in accordance with applicable law. The “Effective Time” means the close of business on the date upon which the appropriate documents are filed with the Office of the Secretary of the State of the State of Connecticut under applicable law. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Cranmore, FitzGerald & Meaney, at 10:00 a.m. on the day prior to the Closing Date.

2.3         Certificate of Incorporation and Bylaws.     The certificate of incorporation and bylaws of SBT as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Institution, until thereafter amended as provided therein and by applicable law.

2.4         Directors and Officers of the Surviving Institution.     Effective immediately after the Closing Date, the Surviving Institution shall have no less than fourteen (14) and no more than sixteen (16) directors, and shall include five (5) individuals who are Riverside Designated Nominees, who are listed on Riverside Confidential Disclosure Schedule 2.4 and are current directors or affiliates of Riverside (as of the date hereof and as of the Effective Time). Such five (5) individuals shall be agreeable to SAL and SBT and be legally qualified to serve on the Boards of Directors of SAL and SBT as “independent” directors prior to the mailing of the Proxy Statement-Prospectus pursuant to Section 8.2 (the “New Members”) and shall be appointed and elected to the SAL and SBT Boards of Directors to serve in the classes as designated in SAL Confidential Disclosure Schedule 2.4 (provided such individuals do not have any material conflict of interest with the Surviving Institution or involve a risk that would necessitate an adverse disclosure); provided, however, that subject to the exercise by SAL Board of Directors of its fiduciary duties, the two Riverside Designated Nominees whose terms would expire at SAL’s 2015 annual meeting of shareholders will be nominated for re-election at SAL’s 2015 annual meeting of shareholders in a manner consistent with SAL’s certificate of incorporation and by-laws. All other directors of SAL and SBT prior to the Effective Time shall remain directors of SAL and SBT following the Effective Time, subject to shareholder approval at SAL and SBT annual meetings. Mr. John M. Davies shall be appointed as President of the New York Region of SBT. All other officers of SAL and SBT prior to the Effective Time shall remain officers of SAL and SBT following the Effective Time, subject to Board approval.

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2.5         Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects as set forth under Connecticut banking laws.

2.6         Tax Consequences.     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7         Possible Alternative Structures.     Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, SAL may revise the structure for effecting the Merger described in Section 2.1, including, without limitation, by substituting a wholly owned subsidiary for SAL or SBT, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to SAL, SBT, Riverside or to the SAL or Riverside shareholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.6 and 9.3.5, as a result of the modification; (iii) the consideration to be paid to the holders of Riverside Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not materially delay the Closing or jeopardize or materially delay the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8         Additional Actions.     If, at any time after the Effective Time, SAL shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in SAL its right, title or interest in, to or under any of the rights, properties or assets of Riverside, or (ii) otherwise carry out the purposes of this Agreement, Riverside and its officers and directors shall be deemed to have granted to SAL an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in SAL its right, title or interest in, to or under any of the rights, properties or assets of Riverside or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the SAL are authorized in the name of Riverside or otherwise to take any and all such action.

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ARTICLE III

CONVERSION OF SHARES

3.1         Conversion of Riverside Common Stock; Merger Consideration.     At the Effective Time, by virtue of the Merger and without any action on the part of SAL, SBT, Riverside or the holders of any of the shares of Riverside Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1     Each share of SAL Common Stock and SBT common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2     Any shares of Riverside Common Stock held in the treasury of Riverside and any share of Riverside Common Stock owned by SAL prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and any such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3     Each outstanding share of Riverside Common Stock shall be converted into the right to receive (i) 1.35 (the “Exchange Ratio”) shares of SAL Common Stock, subject to adjustment as provided in Section 3.1.8 (the “Stock Consideration”).

3.1.4     Each outstanding share of Riverside Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Riverside shall give SAL immediate notice upon receipt by Riverside of any such demands for payment of the fair value of such shares of Riverside Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and SAL shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Riverside shall not, except with the prior written consent of SAL, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.

3.1.5     If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Riverside Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Riverside Common Stock of such holder shall be entitled to receive the Merger Consideration.

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3.1.6     Upon the Effective Time, outstanding shares of Riverside Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Riverside on such shares of Riverside Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.7     Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SAL Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to SAL Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SAL. In lieu of the issuance of any such fractional share, SAL shall pay to each former holder of Riverside Common Stock who otherwise would be entitled to receive a fractional share of SAL Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of SAL Common Stock as reported on the NASDAQ Market for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Riverside Common Stock owned by a Riverside shareholder shall be combined so as to calculate the maximum number of whole shares of SAL Common Stock issuable to such Riverside shareholder.

3.1.8     If SAL changes (or the SAL Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of SAL Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If Riverside changes (or the Riverside Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Riverside Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

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3.2         Procedures for Exchange of Riverside Common Stock.

3.2.1     SAL to Make Merger Consideration Available. After the Closing and at or prior to the Effective Time, SAL shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Riverside Common Stock, for exchange in accordance with this Section 3.2, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of SAL Common Stock for exchange in accordance with this Section 3.2 (such cash and shares of SAL Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2     Exchange of Certificates. SAL shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Riverside Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3     Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Riverside Common Stock shall have no rights, after the Effective Time, with respect to such Riverside Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to SAL Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of SAL Common Stock represented by such Certificate.

3.2.4     Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5     Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of Riverside of the Riverside Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

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3.2.6     Return of Exchange Fund. At any time following the nine (9) month period after the Effective Time, SAL shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to SAL (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither SAL nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof.

3.2.8     Withholding. SAL or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Riverside Common Stock such amounts as SAL (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by SAL or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Riverside Common Stock in respect of whom such deduction and withholding were made by SAL or the Exchange Agent.

3.3         Treatment of Riverside Stock Options.

3.3.1     Validly Issued and Vested Stock Options. Riverside Confidential Disclosure Schedule 3.3.1 sets forth all of the outstanding validly issued and vested Riverside stock options (each, a “Riverside Stock Option”) as of the date hereof. Such stock options do not include the options to acquire 41,000 shares of Riverside Common Stock which Riverside endeavored to grant in 2013 and which are set forth in Riverside Confidential Disclosure Schedule 3.3.2 (each a “2013 Option”). At the Effective Time, each Riverside Stock Option and each Remaining Valid 2013 Options (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Riverside Common Stock and shall be, converted automatically into an option to purchase shares of SAL Common Stock for a number of shares and at an exercise price determined as provided below, with such converted option to continue to be subject to the same terms and conditions as were applicable to the Riverside Stock Option under the Riverside Stock Option Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Riverside Stock Option Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby); provided, however that the Valid 2013 Options shall only be so converted to the extent that SAL receives, prior to the Effective Time, an opinion in writing from Riverside’s legal counsel that such Valid 2013 Options are enforceable:

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(i)                 The number of shares of SAL Common Stock to be subject to the new option shall be equal to the product of the number of shares of Riverside Common Stock subject to the Riverside Stock Option and the Exchange Ratio; provided, that any fractional shares of SAL Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii)               The exercise price per share of SAL Common Stock under the new option shall be equal to the exercise price per share of Riverside Common Stock subject to the Riverside Stock Option divided by the Exchange Ratio; provided, that such exercise price shall be rounded up to the nearest whole cent.

3.3.2     2013 Options. Riverside Confidential Disclosure Schedule 3.3.2 sets forth all of the 2013 Options as of the date hereof. Prior to the Effective Time, 2013 Options to purchase 21,000 shares of Riverside Common Stock shall be terminated (the “Terminated 2013 Options”). Prior to the Effective Time, Riverside shall take such actions as necessary to give effect to the transactions contemplated by this Section 3.3.2, including, without limitation, the provision of any notices or stock option cancellation agreements with signed agreements, releases and waivers to holders of the 2013 Options which are being so cancelled. All other 2013 Options (the “Remaining Valid 2013 Options”) shall remain outstanding, valid and enforceable and shall be converted into options to purchase SAL Common Stock in accordance with Section 3.3.1 hereof, provided that SAL receives the opinion referred to in Section 3.3.1 above.

3.4         Reservation of Shares.     SAL shall reserve for issuance a sufficient number of shares of the SAL Common Stock for the purpose of issuing shares of SAL Common Stock to the Riverside shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RIVERSIDE

Riverside represents and warrants to SAL and SBT that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Riverside Confidential Disclosure Schedule delivered by Riverside to SAL and SBT on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such Riverside Confidential Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.

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4.1         Standard.     Except as set forth in the following sentence, no representation or warranty of Riverside contained in this Article IV shall be deemed untrue or incorrect, and Riverside shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Section 4.2 (other than Sections 4.2.3 and 4.2.4 and the last sentence of Section 4.2.1), Sections 4.3 and 4.4 (other than Section 4.4.2(iii)) shall be true and correct in all material respects.

4.2         Organization.

4.2.1     Riverside is a New York chartered bank duly organized, validly existing and in good standing under the State of New York. The deposits in Riverside are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Riverside when due. Riverside has full corporate power and authority to carry on its business as now conducted. Riverside is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2     Riverside has no subsidiaries.

4.2.3     The minute books of Riverside accurately record all corporate actions of its shareholders and board of directors (including committees).

4.2.4     Prior to the date of this Agreement, Riverside has made available to SAL and SBT true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of Riverside.

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4.3         Capitalization.

4.3.1     The authorized capital stock of Riverside consists of (i) 1,500,000 shares of Riverside Common Stock, $1.00 par value (“Riverside Common Stock” or “Riverside Stock”). As of March 18, 2014, there were 741,876 shares of Riverside Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights. No shares of Riverside Common Stock were held by Riverside as Treasury Stock as of such date. Riverside does not own, of record or beneficially, any shares of Riverside Stock which are not Treasury Stock. Except as disclosed on Riverside Confidential Disclosure Schedule 4.3.1, Riverside has no and is not bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Riverside, or any other security of Riverside or any securities representing the right to vote, purchase or otherwise receive any capital stock of Riverside or any other security of Riverside, other than shares of Riverside Common Stock underlying the Riverside Stock Options. Prior to December 31, 2012 Riverside granted options to acquire 35,000 shares of Riverside Common Stock at a weighted average exercise price of $34.03 per share. Riverside Confidential Disclosure Schedule 4.3.1 sets forth: the name of each holder of a Riverside Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the Riverside Stock Option is an incentive stock option or a nonqualified stock option. All shares of Riverside Common Stock issuable pursuant to the Riverside Stock Option Plan will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable. In addition, Schedule 4.3.1 sets forth for each Valid 2013 Option the number of shares each grantee may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price, and whether such Valid 2013 Option is an incentive stock option or a nonqualified stock option.

4.3.2     Except as set forth in Riverside Confidential Disclosure Schedule 4.3.2, Riverside does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolio of Riverside (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities).

4.3.3     To Riverside’s Knowledge, except as set forth on Riverside Confidential Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Riverside Common Stock.

4.3.4     No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Riverside’s shareholders may vote have been issued by Riverside and are outstanding.

4.4         Authority; No Violation.

4.4.1     Riverside has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Riverside’s shareholders (the “Riverside Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Riverside and the completion by Riverside of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Riverside. This Agreement has been duly and validly executed and delivered by Riverside, and subject to Riverside and SAL Shareholder Approvals and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by SAL and SBT, constitutes the valid and binding obligation of Riverside, enforceable against Riverside in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2        (a) Subject to compliance by SAL and SBT with the terms and conditions of this Agreement, the execution and delivery of this Agreement by Riverside, subject to receipt of Regulatory Approvals and Riverside’s compliance with any conditions contained therein, and subject to the receipt of Riverside Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by Riverside with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of Riverside; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Riverside or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Riverside under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Riverside is a party, or by which it or any of its respective properties or assets may be bound or affected.

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4.5         Consents.     Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger or other appropriate filing with the CDOB, NYFS, the Secretary of the State of New York, the CDOB and the Secretary of the State of Connecticut, and (d) the Riverside and SAL Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Riverside, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Riverside, the completion by Riverside of the Merger and the performance by Riverside of its obligations hereunder. Riverside has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Riverside to result in a Material Adverse Effect on Riverside, or SAL and SBT, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Riverside, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6         Financial Statements.

4.6.1     The Riverside Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of Riverside as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

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4.6.2     Riverside has previously made available to SAL and SBT the Riverside Financial Statements. The Riverside Financial Statements, to the extent they are audited year end statements, have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of Riverside as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. To the extent the Riverside Financial Statements contain unaudited statements for interim periods, such interim period financial statements have been prepared in accordance with GAAP in all material respects, and fairly present in each case in all material respects, subject to normal year-end adjustments, the consolidated financial position, results of operations and cash flows of Riverside as of and for the respective periods ending on the dates thereof.

4.6.3     At the date of the most recent consolidated statement of financial condition included in the Riverside Financial Statements or in the Riverside Regulatory Reports, Riverside did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Riverside Financial Statements or in the Riverside Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7         Tax Matters.     Riverside has not taken or agreed to take any action, nor has it failed to take any action or know of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Riverside has timely filed or caused to be filed all Tax Returns required to have been filed by Riverside prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Riverside has timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. Riverside has declared on its Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of Riverside did not, as of the most recent Riverside Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Riverside balance sheet (rather than in any notes thereto). Riverside is subject to Tax audits in the ordinary course of business. Riverside management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Riverside. Riverside has not been notified in writing by any jurisdiction that the jurisdiction believes that Riverside was required to file any Tax Return in such jurisdiction that was not filed. Riverside (A) has not been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Riverside nor (B) has any liability for the Taxes of any Person (other than Riverside) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Riverside for any alleged deficiency in any Tax, and Riverside has not been notified in writing of any proposed Tax claims or assessments against Riverside. Riverside has duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Riverside has delivered to SAL true and complete copies of all Income Tax Returns of Riverside for taxable periods ending on or after December 31, 2010. Riverside is not nor has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Riverside has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Riverside has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

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4.8         No Material Adverse Effect.     Riverside has not suffered any Material Adverse Effect since December 31, 2012 and, to Riverside’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on Riverside.

4.9         Material Contracts; Leases; Defaults.

4.9.1     Except as set forth in Riverside Confidential Disclosure Schedule 4.9.1, Riverside is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Riverside, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Riverside; (iii) any collective bargaining agreement with any labor union relating to employees of Riverside; (iv) any agreement which by its terms limits or affects the payment of dividends by Riverside; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Riverside is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Riverside; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates Riverside for the payment of more than $10,000 annually or for the payment of more than $25,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Riverside.

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4.9.2     Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Riverside Confidential Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge Riverside is not in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on Riverside Confidential Disclosure Schedule 4.9.2.

4.9.3     True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to SAL and SBT on or before the date hereof, are listed on Riverside Confidential Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in Riverside Confidential Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Riverside or upon the occurrence of a subsequent event; (ii) requires Riverside to provide a benefit in the form of Riverside Common Stock or determined by reference to the value of Riverside Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10         Ownership of Property; Insurance Coverage.

4.10.1     Riverside has good and, as to real property, marketable title to all assets and properties owned by Riverside in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Riverside Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by Riverside acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Riverside, as lessee, has the right under valid and existing leases of real and personal properties used by Riverside in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Riverside Financial Statements.

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4.10.2     With respect to all material agreements pursuant to which Riverside has purchased securities subject to an agreement to resell, if any, Riverside has a lien or security interest (which to Riverside’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3     Riverside currently maintains insurance considered by it to be reasonable for its operations. Riverside has not received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Riverside Confidential Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Riverside under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Riverside has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Riverside Confidential Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Riverside, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. Riverside has made available to SAL and SBT copies of all of the policies listed on Riverside Confidential Disclosure Schedule 4.10.3.

4.11         Legal Proceedings.     Except as set forth on Riverside Confidential Disclosure Schedule 4.11, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Riverside or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries’ businesses or, after the Effective Time, SAL’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Riverside, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

4.12         Compliance with Applicable Law.     Except as set forth on Riverside Confidential Disclosure Schedule 4.12 and in Section 4.15:

4.12.1     To Riverside’s Knowledge, Riverside is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and Riverside has not received any written notice to the contrary.

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4.12.2     Riverside has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Riverside, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3     For the period beginning December 31, 2010, except as disclosed in Riverside Confidential Disclosure Schedule 4.12.3, Riverside has not received any written notification or any other communication from any Bank Regulator (i) asserting that Riverside is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Riverside, or indicating that Riverside may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Riverside, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Riverside (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed in Riverside Confidential Disclosure Schedule 4.12.3, Riverside has not consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Riverside as to compliance with the CRA is “Satisfactory” or better.

4.13         Employee Benefit Plans.

4.13.1     Riverside Confidential Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Riverside or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Riverside and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Riverside are eligible to participate (collectively, the “Riverside Benefit Plans”). Riverside has furnished or otherwise made available to SAL and SBT true and complete copies of (i) the plan documents and summary plan descriptions for each written Riverside Benefit Plan, (ii) a summary of each unwritten Riverside Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Riverside Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Riverside Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the Riverside Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Riverside Benefit Plan (or, for a Riverside Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Riverside Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each Riverside Benefit Plan that may be subject to Section 409A of the Code (“Riverside Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

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4.13.2     All Riverside Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Riverside Confidential Disclosure Schedule 4.13.2, each Riverside Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Riverside is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Riverside, there exists no fact which would adversely affect the qualification of any of the Riverside Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Riverside Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

4.13.3     Except as set forth on Riverside Confidential Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Riverside or any of its ERISA Affiliates for the benefit of the employees or former employees of Riverside or its Subsidiaries.

4.13.4     Within the last six (6) years, neither Riverside nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Riverside Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Riverside nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither Riverside nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on Riverside or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on SAL or SBT.

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4.13.5     Riverside has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Riverside Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Riverside’s Knowledge, records with respect to Riverside Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Riverside’s Knowledge, neither Riverside nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Riverside Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No Riverside Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such Riverside Benefit Plan is self-insured).

4.13.6     Riverside has not, with respect to any Riverside Benefit Plan, nor, to Riverside’s Knowledge, has any administrator of any Riverside Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Riverside, any ERISA Affiliate of Riverside, or any Riverside Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7     Except as set forth on Riverside Confidential Disclosure Schedule 4.13.7, Riverside has no liability for retiree health and life benefits under any Riverside Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8     Except as set forth on Riverside Confidential Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Riverside from Riverside under any Riverside Benefit Plan, (B) increase any benefits otherwise payable under any Riverside Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on Riverside Confidential Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any Riverside Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Riverside or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9     The actuarial present values of all accrued Riverside Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Riverside and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Riverside Financial Statements to the extent required by and in accordance with GAAP.

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4.13.10     There is not, and has not been, any trust or fund maintained by or contributed to by Riverside or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11     No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Riverside, has been threatened or is anticipated, against any Riverside Benefit Plan (other than routine claims for benefits and appeals of such claims), Riverside or any director, officer or employee thereof, or any of the assets of any trust of any Riverside Benefit Plan.

4.14         Brokers, Finders and Financial Advisors.     Neither Riverside nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods by Riverside and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Keefe, Bruyette & Woods, setting forth the fee payable to Keefe, Bruyette & Woods for its services rendered to Riverside in connection with the Merger and transactions contemplated by this Agreement, is attached to Riverside Confidential Disclosure Schedule 4.14.

4.15         Environmental Matters.

4.15.1     Except as may be set forth in Riverside Confidential Disclosure Schedule 4.15, with respect to Riverside:

(A)     To the Knowledge of Riverside, Riverside and the Riverside Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)     Riverside has not received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Riverside, no such action is threatened, before any court, governmental agency or other forum against them or any Riverside Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Riverside;

(C)     To the Knowledge of Riverside, the properties currently owned or operated by Riverside (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

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(D)      There are no underground storage tanks on, in or under any properties owned or operated by Riverside or any Riverside Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Riverside or any Riverside Loan Property except as in compliance with Environmental Laws; and

(E)       During the period of (a) Riverside’s ownership or operation of any of their respective current properties or (b) Riverside’s participation in the management of any Riverside Loan Property, to the Knowledge of Riverside, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Riverside, prior to the period of (x) Riverside’s ownership or operation of any of their respective current properties or (y) Riverside’s participation in the management of any Riverside Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)       Riverside has not conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it, or with respect to any Riverside Loan Property.

4.15.2     For purposes of this Section 4.15, “Riverside Loan Property” means any property in which Riverside presently holds a direct or indirect security interest securing to a loan or other extension of credit made by it, including through a Riverside Loan Participation, and “Riverside Loan Participation” means a participation interest in a loan or other extension of credit other than by Riverside.

4.16         Loan Portfolio.

4.16.1     The allowances for loan losses reflected in the notes to Riverside’s audited consolidated statements of financial condition at December 31, 2013, 2012 and 2011 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2013 were, or will be, adequate, as of the dates thereof, under GAAP and regulatory accounting principles.

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4.16.2     Riverside Confidential Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than December 31, 2013), by account, of: (A) all loans (including loan participations) of Riverside that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Riverside to any borrowers, customers or other parties during the past twelve (12) months wherein Riverside has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified Riverside during the past twelve (12) months of, or has asserted against Riverside, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Riverside, each borrower, customer or other party which has given Riverside any oral notification of, or orally asserted to or against Riverside, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of December 31, 2013 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by Riverside as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3     All loans receivable (including discounts) and accrued interest entered on the books of Riverside arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Riverside’s businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Riverside are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Riverside free and clear of any liens.

4.16.4     The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17         Related Party Transactions.     Riverside is not a party to any transaction (including any loan or other credit accommodation) with any executive officer, director, Designated Nominee or Affiliate of Riverside, except as set forth in Riverside Confidential Disclosure Schedule 4.17 or as described in Riverside’s proxy statement dated April 1, 2013 distributed in connection with its annual meeting of shareholders held on April 26, 2013. Except as described in such proxy statement or in Riverside Confidential Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any executive officer, director, Designated Nominee or Affiliate of Riverside is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Riverside has not been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

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4.18         Deposits.     Except as set forth on Riverside Confidential Disclosure Schedule 4.18, none of the deposits of Riverside as of December 31, 2013 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19         Board Approval.     The Board of Directors of Riverside determined that the Merger is fair to, and in the best interests of, Riverside and its shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of Riverside Common Stock, and directed that this Agreement be submitted to the holders of Riverside Common Stock for their adoption.

4.20         Registration Obligations.     Riverside is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21         Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Riverside’s own account, or for the account of one or more of Riverside’s Subsidiaries or their customers, in force and effect as of December 31, 2013 (all of which are set forth in Riverside Confidential Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Riverside, with counterparties believed to be financially responsible at the time; and to Riverside’s Knowledge each of them constitutes the valid and legally binding obligation of Riverside, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Riverside, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22         Opinion of Financial Advisor.     The board of directors of Riverside has received an opinion of Keefe, Bruyette & Woods, Inc. to the effect that, subject to and based upon the terms, conditions and qualifications set forth therein, as of the date of such opinion, the Exchange Ratio to be used in the Merger is fair, from a financial point of view, to the holders of Riverside Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23        Intellectual Property.      Riverside owns or, to Riverside’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and Riverside has not received any notice of breach or conflict with respect thereto that asserts the rights of others. Riverside has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

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4.24         Duties as Fiduciary.     Except as set forth on Riverside Confidential Disclosure Schedule 4.24, Riverside has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Riverside has not received notice of any claim, allegation, or complaint from any Person that Riverside failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Riverside’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Riverside’s capacity with respect to individual retirement accounts or the Riverside Benefit Plans.

4.25         Employees; Labor Matters.

4.25.1     Riverside Confidential Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Riverside as of December 31, 2013: job location, job title, current annual base salary, and years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.

4.25.2     There are no labor or collective bargaining agreements to which Riverside is a party. There is no union organizing effort pending or, to the Knowledge of Riverside, threatened against Riverside. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Riverside, threatened against Riverside. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Riverside, threatened against Riverside (other than routine employee grievances that are not related to union employees). Riverside is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Riverside is not a party to, or bound by, any agreement for the leasing of employees.

4.25.3     To Riverside’s Knowledge, all Persons who have been treated as independent contractors by Riverside for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26         Riverside Information Supplied.     The information relating to Riverside supplied by Riverside to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27         Securities and Regulatory Documents.     Since December 31, 2010, Riverside has filed with the appropriate regulatory and government agencies all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Riverside Regulatory Reports”) required to be filed by it with the appropriate regulatory and government agencies. As of their respective dates, the Riverside Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.

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4.28         Internal Controls.

4.28.1     The records, systems, controls, data and information of Riverside is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Riverside or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Riverside has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

4.28.2     Riverside’s management has previously disclosed to its auditors and the audit committee of the Riverside board: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting, to the extent Riverside’s management has any knowledge of such items.

4.28.3     Since December 31, 2010, (A) neither Riverside nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Riverside has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Riverside, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by Riverside or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors officers.

4.29         Stock Transfer Records.     The Stock transfer books and records of Riverside are materially complete and accurate.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SAL AND SBT

SAL and SBT represents and warrants to Riverside that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the SAL Confidential Disclosure Schedule delivered by SAL to Riverside on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such SAL Confidential Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of SAL shall include the Knowledge of SBT.

5.1         Standard.     Except as set forth in the following sentence, no representation or warranty of SAL contained in this Article V shall be deemed untrue or incorrect, and SAL shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Section 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Sections 5.3 and 5.4 (other than Section 5.4.2(iii)) shall be true and correct in all material respects.

5.2         Organization.

5.2.1     SAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and is duly registered as a financial institution holding company. SAL has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2     SBT is a Connecticut bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. The deposits in SBT are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. SBT is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on SAL Confidential Disclosure Schedule 5.2.2.

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5.2.3     SAL Confidential Disclosure Schedule 5.2.3 sets forth each SAL Subsidiary and its jurisdiction of incorporation or organization. Each SAL Subsidiary (other than SBT) is a corporation, limited liability company or other legal entity as set forth on SAL Confidential Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each SAL Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4     The respective minute books of SAL and SBT accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5     Prior to the date of this Agreement, SAL has made available to Riverside true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of SAL, SBT and each other SAL Subsidiary.

5.3         Capitalization.

5.3.1     The authorized capital stock of SAL consists of (i) 3,000,000 shares of SAL Common Stock and (ii) 25,000 shares of preferred stock, $0.01 par value per share (“SAL Preferred Stock” and collectively with the SAL Common Stock, the “SAL Stock”). As of March 18, 2014, there are (i) 1,711,121 shares of SAL Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,289,879 shares of SAL Common Stock held by SAL as treasury stock, and (iii) 16,000 shares of SAL Preferred Stock outstanding. SBT does not own, of record or beneficially, any shares of SAL Stock, other than shares held as treasury stock. Neither SAL nor any SAL Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of SAL, or any other security of SAL or an SAL Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of SAL or an SAL Subsidiary or any other security of SAL or any SAL Subsidiary, other than shares of SAL Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by SAL. As of March 18, 2014, SAL has no outstanding options to acquire shares of SAL Common Stock. All shares of SAL Common Stock issuable pursuant to option plans maintained by SAL will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2     SAL owns all of the capital stock of each SAL Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the SAL Subsidiaries and as set forth in SAL Confidential Disclosure Schedule 5.3.2, SAL as of the date of this Agreement does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of SAL or any SAL Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of SBT, including stock in the FHLB.

5.3.3    To SAL’s Knowledge, except as set forth on SAL Confidential Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of SAL Common Stock.

5.3.4     No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which SAL’s shareholders may vote have been issued by SAL and are outstanding.

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5.4         Authority; No Violation.

5.4.1     SAL and SBT have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by SAL’s Shareholders (the “SAL Shareholder Approval”), to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SAL and SBT and the completion by SAL and SBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of SAL and SBT. This Agreement has been duly and validly executed and delivered by SAL and SBT, and subject to the receipt of the Regulatory Approvals, Riverside and SAL Shareholder Approvals, and due and valid execution and delivery of this Agreement by Riverside, constitutes the valid and binding obligations of SAL and SBT, enforceable against SAL and SBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2     (a) Subject to compliance of Riverside with the terms and conditions of this Agreement, the execution and delivery of this Agreement by SAL and SBT, subject to receipt of the Regulatory Approvals, and compliance by Riverside, SAL and SBT with any conditions contained therein, and subject to the receipt of Riverside and SAL Shareholder Approvals, the consummation of the transactions contemplated hereby, and (b) compliance by SAL and SBT with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of SAL or any SAL Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SAL or any SAL Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SAL or any SAL Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which SAL or any SAL Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

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5.5         Consents.     Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger or other appropriate filing with the appropriate regulatory and government agencies, the Secretary of the Commonwealth or the CDOB, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of SAL Common Stock to be issued in the Merger on the NASDAQ and (f) the approval of this Agreement by the Riverside Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of SAL, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by SAL and SBT, the completion by SAL and SBT of the Merger and the performance by SAL and SBT of their obligations hereunder. SAL has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by SAL and SBT to result in a Material Adverse Effect on SAL and SBT, taken as a whole, or Riverside, or that (ii) any public body or authority having jurisdiction over the affairs of SAL and SBT, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6         Financial Statements.

5.6.1     The SAL Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of SAL as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2     SAL has previously made available to Riverside the SAL Financial Statements covering periods ended prior to the date hereof. The SAL Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of SAL and the SBT on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.   3     At the date of the most recent consolidated statement of financial condition included in the SAL Financial Statements or in the SAL Regulatory Reports, SAL did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such SAL Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

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5.7         Tax Matters.

5.7.1 Except as provided in this Agreement, neither SAL nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. SAL and the SAL Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). SAL, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by SAL and the SAL Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. SAL and the SAL Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. SAL and the SAL Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid accrued but unpaid Taxes of SAL and the SAL Subsidiaries did not, as of the most recent SAL Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent SAL balance sheet (rather than in any notes thereto). SAL and its Subsidiaries are subject to Tax audits in the ordinary course of business. SAL management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on SAL. SAL and the SAL Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that SAL or any of the SAL Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither SAL nor any of the SAL Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was SAL or (B) has any liability for the Taxes of any Person (other than SAL or any of the SAL Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against SAL or any SAL Subsidiary for any alleged deficiency in any Tax, and neither SAL nor any SAL Subsidiary has been notified in writing of any proposed Tax claims or assessments against SAL or any SAL Subsidiary. SAL and the SAL Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Income Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. SAL and the SAL Subsidiaries have delivered to Riverside true and complete copies of all Tax Returns of SAL and the SAL Subsidiaries for taxable periods ending on or after December 31, 2010. Neither SAL nor any of the SAL Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither SAL nor any of the SAL Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither SAL nor any of the SAL Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

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5.8         No Material Adverse Effect. Neither SAL nor any SAL Subsidiary has suffered any Material Adverse Effect since December 31, 2012 and, to SAL’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on SAL.

5.9         Material Contracts; Leases; Defaults. True and correct copies of agreements, contracts, arrangements and instruments have been made available to Riverside on or before the date hereof. Except as set forth in SAL Confidential Disclosure Schedule 5.9, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of SAL or upon the occurrence of a subsequent event; (ii) requires SAL to provide a benefit in the form of SAL Common Stock or determined by reference to the value of SAL Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

5.10         Ownership of Property; Insurance Coverage.

5.10.1     SAL and each SAL Subsidiary has good and, as to real property, marketable title to all assets and properties owned by SAL or such SAL Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the SAL Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an SAL Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. SAL and the SAL Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by SAL and the SAL Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the SAL Financial Statements.

5.10.2     With respect to all material agreements pursuant to which SAL or any SAL Subsidiary has purchased securities subject to an agreement to resell, if any, SAL or such SAL Subsidiary, as the case may be, has a lien or security interest (which to SAL’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

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5.10.3     SAL and each SAL Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither SAL nor any SAL Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on SAL Confidential Disclosure Schedule 5.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by SAL or any SAL Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years SAL and each SAL Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. SAL Confidential Disclosure Schedule 5.10.3 identifies all policies of insurance maintained by SAL and each SAL Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.10.3. SAL has made available to Riverside copies of all of the policies listed on SAL Confidential Disclosure Schedule 5.10.3.

5.11         Legal Proceedings.     Except as set forth on SAL Confidential Disclosure Schedule 5.11, there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting SAL or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate , is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, SAL’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by SAL, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

5.12         Compliance with Applicable Law.     Except as set forth on SAL Confidential Disclosure Schedule 5.12 and Section 5.15:

5.12.1     To SAL’s Knowledge, SAL and each SAL Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither SAL nor any SAL Subsidiary has received any written notice to the contrary.

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5.12.2     SAL and each SAL Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of SAL, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.12.3     For the period beginning December 31, 2010, neither SAL nor any SAL Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that SAL or any SAL Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require SAL or any SAL Subsidiary, or indicating that SAL or any SAL Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of SAL or any SAL Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of SAL or any SAL Subsidiary. Neither SAL nor any SAL Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to SBT as to compliance with the CRA is “Satisfactory” or better.

5.13         Employee Benefit Plans.

5.13.1     SAL Confidential Disclosure Schedule 5.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by SAL, SBT or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to SAL and SBT and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of SAL and SBT are eligible to participate (collectively, the “SAL Benefit Plans”). SAL or SBT has furnished or otherwise made available to Riverside true and complete copies of (i) the plan documents and summary plan descriptions for each written SAL Benefit Plan, (ii) a summary of each unwritten SAL Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified SAL Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the SAL Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified SAL Benefit Plan (or, for a SAL Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any SAL Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each SAL Benefit Plan that may be subject to Section 409A of the Code (“SAL Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

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5.13.2     All SAL Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on SAL Confidential Disclosure Schedule 5.13.2, each SAL Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and SAL and SBT is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of SAL and the SAL Subsidiaries, there exists no fact which would adversely affect the qualification of any of the SAL Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the SAL Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

5.13.3     Except as set forth on SAL Confidential Disclosure Schedule 5.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by SAL, SBT or any of its ERISA Affiliates for the benefit of the employees or former employees of SAL or its Subsidiaries.

5.13.4     Within the last six (6) years, neither SAL, SBT nor any of its ERISA Affiliates maintained or had any obligation to contribute to a SAL Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither SAL nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither SAL, SBT nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on SAL, SBT or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Riverside.

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5.13.5     SAL and/or SBT have complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, or COBRA and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to SAL Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To SAL’s Knowledge, records with respect to SAL Benefit Plans have been maintained in compliance with Section 107 of ERISA. To SAL’s Knowledge, neither SAL nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of SAL Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No SAL Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such SAL Benefit Plan is self-insured).

5.13.6     SAL or SBT have not, with respect to any SAL Benefit Plan, nor, to SAL’s Knowledge, has any administrator of any SAL Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject SAL, SBT or any ERISA Affiliate of SAL, or any SAL Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.13.7     Except as set forth on SAL Confidential Disclosure Schedule 5.13.7, SAL and SBT have no liability for retiree health and life benefits under any SAL Benefit Plan other than any benefits required under COBRA or similar state laws.

5.13.8     Except as set forth on SAL Confidential Disclosure Schedule 5.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of SAL or SBT from SAL or SBT under any SAL Benefit Plan, (B) increase any benefits otherwise payable under any SAL Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on SAL Confidential Disclosure Schedule 5.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any SAL Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by SAL or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

5.13.9     The actuarial present values of all accrued SAL Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of SAL and SBT and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the SAL Financial Statements to the extent required by and in accordance with GAAP.

5.13.10     There is not, and has not been, any trust or fund maintained by or contributed to by SAL, SBT or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

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5.13.11     No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of SAL, has been threatened or is anticipated, against any SAL Benefit Plan (other than routine claims for benefits and appeals of such claims), SAL or any SAL Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any SAL Benefit Plan.

5.14         Brokers, Finders and Financial Advisors.     Neither SAL nor any SAL Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Sterne Agee & Leach, Inc. by SAL and the fee payable thereto. A true and correct copy of the engagement agreement with Sterne Agee & Leach, Inc., setting forth the fee payable to Sterne Agee & Leach, Inc. for its services rendered to SAL in connection with the Merger and transactions contemplated by this Agreement is attached to SAL Confidential Disclosure Schedule 5.14.

5.15         Environmental Matters.

5.15.1     Except as may be set forth in SAL Confidential Disclosure Schedule 5.15, with respect to SAL and each SAL Subsidiary:

(A)     To the Knowledge of SAL and the SAL Subsidiaries, each of SAL and the SAL Subsidiaries, and the SAL Loan Properties (as defined in Section 5.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)     Neither SAL nor any SAL Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of SAL and the SAL Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any SAL Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by SAL, or any of the SAL Subsidiaries;

(C)     To the Knowledge of SAL and the SAL Subsidiaries, the properties currently owned or operated by SAL or any SAL Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

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(D)     No underground storage tanks have been closed or removed from any properties owned or operated by SAL or any of the SAL Subsidiaries or any SAL Loan Property except as in compliance with Environmental Laws; and

(E)      During the period of (a) SAL’s or any of the SAL Subsidiaries’ ownership or operation of any of their respective current properties or (b) SAL’s or any of the SAL Subsidiaries’ participation in the management of any SAL Loan Property, to the Knowledge of SAL and the SAL Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of SAL and the SAL Subsidiaries, prior to the period of (x) SAL’s or any of the SAL Subsidiaries’ ownership or operation of any of their respective current properties or (y) SAL’s or any of the SAL Subsidiaries’ participation in the management of any SAL Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)      Neither SAL nor any other SAL Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any SAL Loan Property.

5.15.2     For purposes of this Section 5.15, “SAL Loan Property” means any property in which SAL or an SAL Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an SAL Loan Participation, and “SAL Loan Participation” means a participation interest in a loan or other extension of credit other than by SAL or an SAL Subsidiary.

5.16         Loan Portfolio.     For purposes of this Section 5.16, SAL and SBT are collectively referred to as SAL.

5.16.1     The allowances for loan losses reflected in the notes to SAL’s audited consolidated statements of financial condition at December 31, 2012 and 2011 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2012 were, or will be, adequate, as of the dates thereof, under GAAP.

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5.16.2     SAL Confidential Disclosure Schedule 5.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than September 30, 2013), by account, of: (A) all loans (including loan participations) of SAL that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from SAL to any borrowers, customers or other parties during the past twelve (12) months wherein SAL has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified SAL during the past twelve (12) months of, or has asserted against SAL, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of SAL, each borrower, customer or other party which has given SAL any oral notification of, or orally asserted to or against SAL, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of December 31, 2013 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by SAL as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.16.3     All loans receivable (including discounts) and accrued interest entered on the books of SAL arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of SAL’s businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of SAL are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by SAL free and clear of any liens.

5.16.4     The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.17         Related Party Transactions.     Neither SAL nor SBT is a party to any transaction (including any loan or other credit accommodation) with any executive officer, director, or affiliate of SAL, except as set forth in SAL Confidential Disclosure Schedule 5.17 or as described in SAL’s proxy statement dated April 18, 2013 distributed in connection with its annual meeting of shareholders held on May 15, 2013. Except as described in such proxy statement or in SAL Confidential Disclosure Schedule 5.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any executive officer, director, or affiliate of SAL is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. SAL has not been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

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5.18         Deposits.     Except as set forth on SAL Confidential Disclosure Schedule 5.18, none of the deposits of SAL as of December 31, 2013 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

5.19         Board Approval.     The Boards of Directors of SAL and SBT determined that the Merger is fair to, and in the best interests of, SAL, SBT and their shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of SAL Common Stock, and directed that this Agreement be submitted to the holders of SAL Common Stock for their adoption.

5.20         Registration Obligations.     Except as set forth on SAL Confidential Disclosure Schedule 5.20, SAL is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.21         Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SAL’s own account, or for the account of one or more of SAL’s Subsidiaries or their customers, in force and effect as of December 31, 2013 (all of which are set forth in SAL Confidential Disclosure Schedule 5.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of SAL, with counterparties believed to be financially responsible at the time; and to SAL’s Knowledge each of them constitutes the valid and legally binding obligation of SAL, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither SAL, SBT, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.22         Fairness Opinion.     Prior to the execution of this Agreement, SAL has received an opinion from Sterne Agee & Leach, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to SAL. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.23         Intellectual Property.      SAL owns or, to SAL’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and SAL has not received any notice of breach or conflict with respect thereto that asserts the rights of others. SAL has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

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5.24         Duties as Fiduciary.     Except as set forth on SAL Confidential Disclosure Schedule 5.24, SAL has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. SAL has not received notice of any claim, allegation, or complaint from any Person that SAL failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in SAL’s Financial Statements. For purposes of this Section 5.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude SAL’s capacity with respect to individual retirement accounts or the SAL Benefit Plans.

5.25         Employees; Labor Matters.

5.25.1     SAL Confidential Disclosure Schedule 5.25.1 sets forth the following information with respect to each employee of SAL and/or SBT as of December 31, 2013: job location, job title, current annual base salary, and years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.

5.25.2     There are no labor or collective bargaining agreements to which SAL or SBT is a party. There is no union organizing effort pending or, to the Knowledge of SAL, threatened against SAL or SBT. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of SAL, threatened against SAL. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of SAL or SBT, threatened against SAL or SBT (other than routine employee grievances that are not related to union employees). SAL and SBT is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither SAL or SBT are not a party to, or bound by, any agreement for the leasing of employees.

5.25.3     To SAL’s Knowledge, all Persons who have been treated as independent contractors by SAL for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.26         SAL Information Supplied.     The information relating to SAL to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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5.27         Securities and Regulatory Documents.     Since December 31, 2010, SAL has filed with the appropriate regulatory and government agencies all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“SAL Regulatory Reports”) required to be filed by it with the appropriate regulatory and government agencies. As of their respective dates, the SAL Regulatory Reports complied with the requirements of the anti-fraud requirements of the Securities Act, and the applicable rules and regulations of the appropriate anti-fraud regulatory and government agencies in all material respects. As of their respective dates and as of the date any information from the SAL Regulatory Reports has been incorporated by reference, the SAL Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. SAL has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the SAL Regulatory Reports. Since December 31, 2010, SAL has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“SAL SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the SAL SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the SAL SEC Reports has been incorporated by reference, the SAL SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. SAL has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the SAL SEC Reports (the “SAL Material Agreements”).

5.28         Internal Controls.

5.28.1     The records, systems, controls, data and information of SAL and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SAL or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. SAL and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. SAL has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15(d)-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

5.28.2     SAL’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the SAL Board; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

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5.28.3     Since December 31, 2010, (A) neither SAL nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of SAL or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing SAL or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SAL or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.29         SAL Common Stock.     The shares of SAL Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.30         Available Funds.     Immediately prior to the Effective Time, SAL will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.2.1.

ARTICLE VI

COVENANTS OF RIVERSIDE

6.1         Conduct of Business.

6.1.1     Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of SAL or SBT, which consent will not be unreasonably withheld, conditioned or delayed, Riverside will: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2     Negative Covenants. Riverside agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by SAL or SBT in writing, it will not, and it will cause it not to:

(A)      take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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(B)     change or waive any provision of its certificate of incorporation or bylaws, except as required by law;

(C)      change the number of authorized or issued shares of its capital stock, issue any shares of Riverside Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Riverside Stock Option Plan or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend in cash, stock or property or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Riverside may issue shares of Riverside Common Stock upon the valid exercise, in accordance with the information set forth in Riverside Confidential Disclosure Schedule 4.3.1, of presently outstanding Riverside Stock Options issued under the Riverside Stock Option Plan.

(D)     enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $10,000 except as contemplated by this Agreement;

(E)     make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)      grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Riverside Confidential Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.6 of this Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed three percent (3%) in the aggregate, (iii) performance bonuses for calendar year 2014 in accordance with Riverside’s 2014 budget and in such amounts as have been accrued by Riverside up to the Effective Time and as set forth in Riverside Confidential Disclosure Schedule 6.1.2(F) hereof, which lists each employee eligible to receive a 2014 performance bonus and the amount of such bonus for each such employee; provided, however that such bonuses shall be prorated by multiplying the amount of the bonus by a fraction, the numerator of which shall be the number of months in 2014 which have occurred prior to the Effective Time of the Merger and the denominator of which shall be twelve (12), or (iv) as otherwise contemplated by this Agreement. Riverside shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000; provided, however, that that Riverside shall not hire any new employee without first seeking to fill any position internally. Except as set forth on Riverside Confidential Disclosure Schedule 6.1.2(F), Riverside will not pay expenses of any employee or director for attending conventions held after the date hereof;

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(G)     except as set forth on Riverside Confidential Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(H)     merge or consolidate Riverside with any other Person; sell or lease all or any substantial portion of the assets or business of Riverside; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Riverside or Riverside and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by Riverside of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I)      except as set forth on Riverside Confidential Disclosure Schedule 6.1.2(I), sell or otherwise dispose of any asset of Riverside other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Riverside to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)      change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Riverside;

(K)      waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Riverside is a party;

(L)     purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Services, (ii) for purchases made in accordance with Riverside’s existing investment policy, (iii) having a face amount in the aggregate of not more than $500,000, (iv) with a duration of not more than three (3) years and (v) otherwise in the ordinary course of business consistent with past practice;

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(M)     except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Riverside Confidential Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $10,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $10,000 that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $1,000,000 or more without the prior consent of SAL or SBT; provided that such consent shall be deemed to have been granted if SAL or SBT does not object within three (3) Business Days of receipt of written notice from Riverside of its intent to make such loan;

(N)     enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)     enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)      except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)     make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R)      except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Riverside Benefit Plan;

(S)     make any capital expenditures in excess of $5,000 individually or $20,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on Riverside Confidential Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment.

(T)     except as set forth on Riverside Confidential Disclosure Schedule 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

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(U)      except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless SBT has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from SBT; provided, that in the event Riverside proposes to sell any such participation interest, it will provide the Chief Lending Officer of SBT with notice of such intent, including underwriting information for such loan. In the event that SBT has not elected within six (6) Business Days to purchase such participation interests, Riverside shall be free to sell such participation interest to a third party;

(V)      undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Riverside of more than $10,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W)      pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $5,000 individually or $20,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)      foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to SAL thereof prior to final sale;

(Y)     purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)     issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with SAL and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of SAL (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of SAL (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA)     make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

 (BB)     enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

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6.2         Current Information.

6.2.1     During the period from the date of this Agreement to the Effective Time, Riverside will cause one or more of its representatives to confer with representatives of SAL to inform SAL regarding Riverside’s operations at such times as SAL may reasonably request. Riverside will promptly notify SAL of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Riverside. Without limiting the foregoing, senior officers of SAL and Riverside shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of Riverside, and Riverside shall give due consideration to SAL’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither SAL nor SBT shall under any circumstance be permitted to exercise control of Riverside prior to the Effective Time; provided, however, that in order to comply with the forgoing, Riverside shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would interfere with the normal conduct of Riverside’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would , in the opinion of Riverside’s legal counsel, result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.

6.2.2     Riverside and SAL shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Riverside to those used by SAL, which planning shall include, but not be limited to, discussion of the possible termination by Riverside of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Riverside in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Riverside shall not be obligated to take any such action prior to the Effective Time and, unless Riverside otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. SAL and SBT shall indemnify Riverside for any reasonable out-of-pocket fees, expenses, or charges that Riverside may incur as a result of taking, at the request of SAL or any SAL Subsidiary, any action to facilitate the conversion.

6.2.3     Riverside shall provide SAL, within ten (10) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans). On a monthly basis, Riverside shall provide SAL with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Riverside will promptly prepare and provide SAL with the minutes of all Riverside and Riverside officer and director loan committee meetings.

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6.2.4     Riverside shall promptly inform SAL, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Riverside under any labor or employment law.

6.3         Access to Properties and Records.     Subject to Section 12.1, Riverside shall permit SAL or SBT access upon reasonable notice and at reasonable times to its properties, and shall disclose and make available to SAL or SBT during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Riverside reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which SAL may have a reasonable interest; provided, however, that Riverside shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Riverside’s reasonable judgment, would interfere with the normal conduct of Riverside’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Riverside shall provide and shall request its auditors to provide SAL with such historical financial information regarding it (and related audit reports and consents) as SAL may reasonably request for Securities Law disclosure purposes. SAL shall use commercially reasonable efforts to minimize any interference with Riverside’s regular business operations during any such access to Riverside’s property, books and records. Riverside shall permit SAL, at SAL’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by Riverside and (ii) cause an appraisal to be performed in respect of any real property owned by Riverside.

6.4         Financial and Other Statements.

6.4.1     Promptly upon receipt thereof, Riverside will furnish to SAL copies of each annual, interim or special audit of the books of Riverside made by its independent registered public accountants and copies of all internal control reports submitted to Riverside by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of Riverside made by such accountants.

6.4.2     As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC or NYFS, Riverside will deliver to SAL the Riverside Regulatory Report filed by Riverside. Within five (5) Business days after the end of each month, Riverside will deliver to SAL a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

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6.4.3     Riverside shall permit SAL to review substantially final drafts of its annual report and quarterly reports of income and condition at least five (5) Business Days prior to the date such document is printed or filed, respectively. Riverside promptly will advise upon receipt and permit review by SAL of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Riverside, to the extent legally permissible.

6.4.4     With reasonable promptness, Riverside will furnish to SAL such additional financial data that Riverside possesses and as SAL may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5         Maintenance of Insurance.     Riverside shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by Riverside as of the date of this Agreement and set forth in Riverside Confidential Disclosure Schedule 4.10.3. Riverside will promptly inform SAL if Riverside receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6         Disclosure Supplements.     From time to time prior to the Effective Time, Riverside will promptly supplement or amend the Riverside Confidential Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Riverside Confidential Disclosure Schedule or which is necessary to correct any information in such Riverside Confidential Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Riverside Confidential Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7         Consents and Approvals of Third Parties.     Riverside shall use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.8         All Reasonable Efforts.     Subject to the terms and conditions herein provided, Riverside agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9         Failure to Fulfill Conditions.     In the event that Riverside determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify SAL or SBT.

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6.10         Acquisition Proposals.

6.10.1      Riverside agrees that it will not, and will cause its officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person (or Representative of such person) concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person (or Representative of such person) relating to, any Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other contract related to any Acquisition Proposal or (v) propose or agree to do any of the foregoing; provided, that, prior to the shareholder vote, in the event (a) Riverside receives an unsolicited bona fide written Acquisition Proposal, and (b) Riverside’s Board of Directors concludes in good faith after consultation with its financial advisor that such Acquisition Proposal constitutes a Superior Proposal and (y) that, after receiving a written opinion from its outside counsel that failure to take such actions would be inconsistent with its fiduciary duties to Riverside’s shareholders under applicable law, Riverside may, and may permit its Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Riverside concludes in good faith (after receiving the written advice of its outside counsel and, with respect to financial matters, consulting with its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Riverside shall have entered into a confidentiality agreement with such third party on terms no less favorable to it, SAL and SBT, than the Confidentiality Agreement, which confidentiality agreement shall not provide such third party with any exclusive right to negotiate with Riverside. Riverside will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than SAL with respect to any Acquisition Proposal. Riverside will promptly (within twenty-four (24) hours) advise SAL following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep SAL apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

6.10.2     As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Riverside and its Subsidiaries or 25% or more of any class of equity or voting securities of Riverside or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Riverside, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Riverside or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Riverside, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Riverside or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Riverside.

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6.10.3         “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that Riverside’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after (1) conferring with its financial advisor, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

6.10.4         Nothing contained in this Agreement shall prevent Riverside or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.11         Reserves and Merger-Related Costs.     Prior to the Effective Time, Riverside shall, consistent with GAAP and the rules and regulations of applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SAL, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by Riverside or any of its Subsidiaries pursuant to this Section 6.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Riverside or its management with any such adjustments.

6.12         Committee Meetings. Riverside shall permit two (2) representatives of SAL or SBT to attend any meeting of their Board of Directors, loan (or credit) committee and asset liability or any other committee as observers (together, the “SAL Observers”), provided that Riverside shall not be required to permit the SAL Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the SAL Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement, or breach any privilege held by Riverside.

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ARTICLE VII

COVENANTS OF SAL

7.1         Conduct of Business.

7.1.1     Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Riverside, which consent will not be unreasonably withheld, conditioned or delayed, SAL will, and it will cause each SAL Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.1.2     Negative Covenants. SAL agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Riverside in writing, it will not, and it will cause it not to:

(A)     take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)      take any action which would materially adversely affect or delay the consummation of the transactions contemplated by this Agreement;

(C)      change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating SAL or SBT;

(D)      make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(E)      enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

7.2         Disclosure Supplements.     From time to time prior to the Effective Time, SAL will promptly supplement or amend the SAL Confidential Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SAL Confidential Disclosure Schedule or which is necessary to correct any information in such SAL Confidential Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such SAL Confidential Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

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7.3         Consents and Approvals of Third Parties.     SAL shall use its commercially reasonable efforts, and shall cause each SAL Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4         Reasonable Best Efforts.     Subject to the terms and conditions herein provided, SAL agrees to use and agrees to cause each SAL Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5         Failure to Fulfill Conditions.     In the event that SAL determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Riverside.

7.6         Employee Benefits.

7.6.1     Definition. “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by SAL and consented to by Riverside, which consent shall not be withheld unreasonably, with respect to each Riverside Benefit Plan to be maintained, frozen, terminated or replaced with a similar plan or program provided by SAL or SBT (as used in this Section, SAL and SBT are collectively referred to as “SAL”) to other employees similarly situated; provided, that, the definition of “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by SAL after the Closing Date to Current Riverside Employees shall be no less favorable than those provided by SAL to similarly situated employees of SAL.

7.6.2     General Rule: Parity in Benefits; No Gaps; Credit for Service with Riverside. Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, SAL shall provide (or shall cause to be provided by a Subsidiary of SAL) to all individuals who are employees of Riverside at the Closing Date and who remain so employed immediately following the Effective Time (the “Current Riverside Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by SAL to similarly situated employees of SAL. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current Riverside Employees or the funding of any such benefit, (ii) be construed to limit the ability of SAL to review employee benefit plans, programs and arrangements from time to time, to make such changes as SAL deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements provided that no such action not otherwise required by this Agreement shall discriminate against Current Riverside Employees relative to similarly situated employees of SAL, (iii) create third party rights against SAL. SAL will cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under Riverside’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Current Riverside Employees; provided that nothing in this sentence shall limit the ability of SAL to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Current Riverside Employees in a substantially similar manner as employees of SAL are treated. SAL will cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Current Riverside Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date. Under all SAL Benefit Plans, service with Riverside shall be deemed to be service with SAL for eligibility and vesting purposes only, but not for purposes of benefit accrual.

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7.6.3     SAL 401(k) Plan Participation. Each Current Riverside Employee who becomes an SAL employee shall be eligible to participate in SAL’s 401(k) plan on the day after the Benefit Plan Determination Date for the Riverside 401(k) Plans. All rights to participate in SAL’s 401(k) Plan are subject to SAL’s right to amend or terminate SAL’s 401(k) plan in its sole and absolute discretion and are subject to the terms of SAL’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan.

7.6.4     Welfare Benefits. Each Current Riverside Employee who remains employed on the Benefit Plan Determination Date shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of SAL, subject to the terms of such plans and programs, and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of Riverside that SAL determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by SAL, SAL shall, unless materially financially burdensome or resulting in an excise tax payable by SAL under Code Section 4980D, continue such Riverside plan or program in effect for the benefit of the Current Riverside Employees until the later of the open enrollment period with respect to the year following the year in which the Merger occurs or each Current Riverside Employee becomes eligible to become participants in the corresponding benefit plan or program maintained by SAL (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of SAL to terminate or amend such plan or program) so that each Current Riverside Employee employed by SAL has no gap in coverage under any hospitalization, medical, dental, life, disability or other welfare plan or program. For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by SAL, SAL shall treat, and in the case of an insured plan, shall cause the providers of each such plan, program or arrangement to treat the service with Riverside prior to the Closing Date of any Current Riverside Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Riverside prior to the Closing) as service rendered to SAL for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current Riverside Employee. Persons who were employed by Riverside or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the Riverside Benefit Plans that are health plans and, in the event of a termination of such plans, SAL shall continue to provide COBRA coverage.

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7.6.5     Paid Time Off Programs. SAL will give each Current Riverside Employee credit, for purposes of SAL’s vacation and/or other paid leave benefit programs, for such Current Riverside Employees’ accrued and unpaid vacation and/or paid leave balance with Riverside as of the Closing Date.

7.6.6    Certain Agreements.

(A)     Subject to any required regulatory approval, and subject to the terms and conditions reflected in Schedules 7.6.6 and 7.6.9 and satisfaction of all conditions in any Regulatory Approval, SAL agrees to honor the employment agreements, and change in control agreements that Riverside has with its current employees, which are identified in Riverside Confidential Disclosure Schedule 4.9.1, except to the extent such agreements shall be amended, superseded or terminated with the written consent of the affected individuals. Riverside Confidential Disclosure Schedule 7.6.6(a) sets forth those individuals with whom SAL and/or SBT will enter into agreements, concurrently with the execution of this Agreement, to be effective upon the consummation of the Merger, which agreements shall replace and supersede any agreements such individuals have with Riverside immediately prior to the Effective Time.

(B)     Notwithstanding anything contained in the agreements in Riverside Confidential Disclosure Schedule 4.9.1 or referenced in Riverside Confidential Disclosure Schedule 7.6.6 or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”

(C)     Except for the agreements described in the preceding sentences of this Section 7.6.6 and except as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the Riverside Benefit Plans shall, in the sole and absolute discretion of SAL, be frozen, terminated or merged into comparable plans of SAL, effective at such time as SAL shall determine in its sole and absolute discretion.

7.6.7     No Guarantee of Employment. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by SAL hereunder or by operation of law, SAL shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Riverside as of the Closing Date. Each Person who is an employee of Riverside as of the Closing Date and who is terminated by SAL for a reason other than cause within six (6) months subsequent to the Closing Date or is not offered employment with SAL as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under employment arrangements, shall be entitled to severance benefits pursuant to Riverside’s current severance plan or policy or Riverside’s current severance plan or policy; provided, however, if such benefits pursuant to Riverside’s plan or policy will result in an excise tax under Code Section 4980D, such plan or policy shall be modified to the extent necessary so as to avoid the imposition of such excise tax.

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7.6.8     Revisions to Certain Documents and Agreements. Subject to any required regulatory approval or satisfaction of a condition in any Regulatory Approval, concurrently with the execution of this Agreement, Riverside shall, in cooperation with SAL, make such amendments to agreements, as appropriate, and take such actions as necessary to give effect to the transaction contemplated by this Agreement, including, without limitation, the provision of any notices, the entering into settlement and release agreements, and the adoption of certain agreements or amendments to agreements as referenced in Riverside Confidential Disclosure Schedule 7.6.6(a) and Exhibit B hereto.

7.6.9     Regional Leadership Position. SAL will offer John M. Davis an executive position with the title of President of the New York Region of SBT pursuant to the form of agreement set forth in SAL Confidential Disclosure Schedule 7.6.9.

7.6.10     401(k) Plan. If requested by SAL in writing prior to the Effective Time, and subject to the occurrence of the Effective Time, Riverside shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of Riverside and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by Riverside or any of its Subsidiaries (collectively, the “401(k) Plans”), and to prohibit the entry of new participants to the 401(k) Plans as of the day preceding the Closing Date. In the sole discretion of SAL, the 401(k) Plans may be merged into the SAL 401(k) Plan. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of SAL, which shall not be unreasonably withheld. Riverside shall deliver to SAL an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Riverside and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 7.6.10, SAL requests in writing that Riverside freeze entry of new participants into the 401(k) Plans, Riverside shall take such actions as SAL may reasonably require in furtherance of the assumption of the 401(k) Plans by SAL, including, but not limited to, adopting such amendments to the 401(k) Plans as may be necessary to effect such assumption.

7.7         Directors and Officers Indemnification and Insurance.

7.7.1     Prior to the Effective Time, SAL shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of Riverside’s existing directors’ and officers’ insurance policies, and (ii) Riverside’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as Riverside’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance” and such insurance carrier, the “Insurance Carrier”) with terms, conditions, retentions and limits of liability that are at least as favorable as Riverside’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Person covered thereby that arose, existed, or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall SAL be required to expend for such “tail” policy a premium amount in excess of an amount equal to 150% of the annual premiums paid by Riverside for D&O Insurance in effect as of the date of this Agreement. In connection with the foregoing, Riverside agrees, in order for SAL to fulfill its agreement, to provide the Insurance Carrier with such representations as such insurer may request with respect to the reporting of any prior claims.

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7.7.2     In addition to Section 7.7.1, SAL shall, from and after the Effective Date, to the fullest extent that would have been permitted to Riverside under applicable law and the Riverside Certificate of Incorporation (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Riverside (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of SAL, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an Indemnified Party if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify SAL (but the failure so to notify SAL shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices SAL). In the event of any such Claim (whether arising before or after the Effective Time) (1) SAL shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption SAL shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if SAL elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between SAL and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and SAL shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, SAL shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) SAL shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.7.3     In the event that either SAL or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SAL shall assume the obligations set forth in this Section 7.7.

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7.7.4     The obligations of SAL provided under this Section 7.7 are intended to be enforceable against SAL directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of SAL.

7.8         Stock Listing.     SAL agrees to file a notification form for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of SAL Common Stock shall be listed as of the Closing Date) of the shares of SAL Common Stock to be issued in the Merger.

7.9          Reservation of Stock.     SAL agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of SAL Common Stock to fulfill its obligations under this Agreement.

7.10         Communications to Riverside Employees; Training.     SAL, SBT and Riverside agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Riverside shall be held at such locations as SAL and Riverside shall mutually agree, provided that representatives of Riverside shall be permitted to attend such meetings. SAL, SBT and Riverside shall mutually agree in advance as to the scope and content of all communications to the employees of Riverside. At mutually agreed upon times following execution of this Agreement, representatives of SAL and SBT shall be permitted to meet with the employees of Riverside to discuss employment opportunities with SAL and SBT, provided that representatives of Riverside shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the Riverside Shareholder Approval and the shareholders’ approval of SAL necessary for the consummation of the Merger (disregarding any waiting period) have been obtained, SAL shall also be permitted to conduct training sessions outside of normal business hours or at other times as Riverside may agree, with the employees of Riverside and may conduct such training seminars at any branch location of Riverside; provided that SAL will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Riverside’s normal business operations.

7.11         Current Information.     During the period from the date of this Agreement to the Effective Time, SAL will cause one or more of its representatives to confer with representatives of Riverside to inform Riverside regarding SAL’s operations at such times as Riverside may reasonably request. SAL will promptly notify Riverside of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving SAL or any SAL Subsidiary.

7.12         Payment of Retention Bonuses.     Notwithstanding any other provision hereof, Riverside shall have the right to pay the retention bonuses set forth on Riverside Confidential Disclosure Schedule 7.12 to the employees listed on such Schedule in the amounts set forth on such Schedule provided that such employees remain employees of Riverside from the date hereof through the Closing Date; provided, however, with respect any employee that SAL determines is critical for transition and/or system conversion following the Closing Date, Riverside shall work with SAL to extend the retention period beyond the Closing Date for a period not to exceed sixty (60) days.

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7.13         Advisory Board.     SBT shall, as of the Effective Date, establish an advisory board to seek to retain and develop customer relationships in the Hudson Valley and from among the customers of Riverside. Each current member of the Riverside Board of Directors who is not a Riverside Designated Nominee will be invited to join the advisory board.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1         Meetings of Shareholders.

8.1.1.     Riverside will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “Riverside Shareholders Meeting”), except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the Riverside Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the Riverside shareholders, except as otherwise provided for herein; and (iii) cooperate and consult with SAL with respect to each of the foregoing matters. The Board of Directors of Riverside may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.1.2.     SAL will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of amending its certificate of incorporation to authorize additional shares of common stock and take such other actions as are contemplated pursuant to this Agreement and the Merger (the “SAL Shareholders Meeting”), except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the SAL Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the SAL shareholders; and (iii) cooperate and consult with Riverside with respect to each of the foregoing matters. The Board of Directors of SAL may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

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8.2         Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1     For the purposes (i) of registering SAL Common Stock to be offered to holders of Riverside Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) of holding the Riverside Shareholders Meeting, SAL shall draft and prepare, and Riverside shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Riverside to the Riverside shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). SAL shall provide Riverside and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. SAL shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of SAL and Riverside shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Riverside shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. SAL shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Riverside shall furnish all information concerning Riverside and the holders of Riverside Common Stock as may be reasonably requested in connection with any such action.

8.2.2     SAL shall, as soon as practicable following the filing of its December 31, 2013 Form 10-K, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. SAL will advise Riverside promptly after SAL receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of SAL Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and SAL will provide Riverside with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Riverside may reasonably request.

8.2.3     Riverside and SAL shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Riverside shall cooperate with SAL in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and SAL shall file an amended Merger Registration Statement with the SEC, and Riverside shall mail an amended Proxy Statement-Prospectus to its shareholders.

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8.3         Regulatory Approvals.     Each of Riverside and SAL will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the NYFS, CDOB, the FDIC, the FRB and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement. Riverside and SAL will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Riverside, SAL or SBT to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Riverside shall have the right to review and approve in advance all characterizations of the information relating to Riverside which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Riverside and SAL shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of Riverside, SBT and SAL will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided, however, SAL and SBT shall not be required to comply with any such condition that would result in a Material Adverse Effect on SAL, SBT or Riverside.

8.4         Voting Agreements.     Contemporaneously with the execution of this Agreement, Riverside shall deliver to SAL copies of voting agreements signed by each member of the Board of Directors of Riverside, Riverside’s executive officers and the Riverside Designated Nominees.

ARTICLE IX

CLOSING CONDITIONS

9.1         Conditions to Each Party’s Obligations Under this Agreement.     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1     Shareholder Approval.

(A)     This Agreement and each transaction contemplated hereby requiring shareholder approval shall have been approved and adopted by the requisite votes of the shareholders of Riverside.

(B)     This Agreement and each transaction contemplated hereby requiring shareholder approval shall have been approved and adopted by the requisite votes of the shareholders of SAL, and by SAL as the sole shareholder of SBT.

9.1.2     Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

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9.1.3     Regulatory Approvals. All Regulatory Approvals required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4     Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of SAL Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5     NASDAQ Listing. SAL shall have filed a notification form for the listing of the SAL Common Stock to be issued in the Merger if required under NASDAQ rules.

9.2         Conditions to the Obligations of SAL Under this Agreement.     The obligations of SAL under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.7 at or prior to the Closing Date:

9.2.1     Representations and Warranties. Each of the representations and warranties of Riverside set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Riverside shall have delivered to SAL a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Riverside as of the Effective Time.

9.2.2     Agreements and Covenants. Riverside shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with at or prior to the Effective Time, and SAL shall have received a certificate signed on behalf of Riverside by the Chief Executive Officer and Chief Financial Officer of Riverside to such effect dated as of the Effective Time.

9.2.3     Permits, Authorizations, Etc. Riverside shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either Riverside or SAL.

9.2.4     No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Riverside (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on Riverside.

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9.2.5     Tax Opinion. SAL shall have received an opinion of Cranmore, FitzGerald & Meaney, counsel to SAL, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of SAL, Riverside and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.6     Regulatory Conditions. No Regulatory Approval required for the consummation of the Merger shall include any condition or requirement that would result in a Material Adverse Effect on SAL or Riverside, and their Subsidiaries.

9.2.7     Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than 10% of the Riverside Common Stock that is issued and outstanding shall have taken the actions as may be required by applicable law to qualify their Riverside Common Stock as Dissenters’ Shares.

9.2.8     2013 Options.

(A)     As of the Closing Date, all Terminating 2013 Options shall be terminated in accordance with Section 3.3.2 of this Agreement.

(B)     Prior to the Closing Date, Riverside shall provide SAL with a written opinion from Riverside’s legal counsel that the Valid 2013 Options are enforceable.

9.2.9     Agreements with Certain Executive Officers of Riverside. As of the Closing Date, those executive officers identified in Riverside Confidential Disclosure Schedule 7.6.6(a) shall have entered into agreements substantially in the form attached in Riverside Confidential Disclosure Schedule 7.6.6, which shall become effective at the Effective Time of the Merger.

9.3         Conditions to the Obligations of Riverside Under this Agreement.     The obligations of Riverside under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1     Representations and Warranties. Each of the representations and warranties of SAL and SBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and SAL shall have delivered to Riverside a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of SAL as of the Effective Time.

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9.3.2     Agreements and Covenants. SAL and SBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Riverside shall have received a certificate signed on behalf of SAL by the Chief Executive Officer and Chief Financial Officer of SAL to such effect dated as of the Effective Time.

9.3.3     Permits, Authorizations, Etc. SAL and SBT shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on SAL and SBT, taken as a whole.

9.3.4     No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of SAL and the SAL Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on SAL.

9.3.5     Tax Opinion. Riverside shall have received an opinion of Windels Marx Lane & Mittendorf, LLP, special counsel to Riverside, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of SAL, Riverside and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1         Termination.     This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of SAL or Riverside (except as otherwise indicated below):

10.1.1     At any time by the mutual written agreement of SAL, SBT and Riverside;

10.1.2     By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Riverside) or Section 9.3.1 (in the case of a breach of a representation or warranty by SAL or SBT);

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10.1.3     By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Riverside) or Section 9.3.2 (in the case of a breach of covenant by SAL or SBT);

10.1.4     At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by SAL and Riverside; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5     By either party, if the shareholders of Riverside or SAL shall have voted at the Riverside or SAL Shareholders’ Meeting, respectively, on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6     By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7     By Riverside, if the Board of Directors of SAL shall have (i) failed to recommend in the Proxy Statement that the shareholders of SAL approve the transactions contemplated by this Agreement, or withdrawn, modified, or qualified such recommendation in a manner adverse to Riverside or resolved to do so;

 10.1.8     By Riverside, if, prior to receipt of shareholder approval, Riverside has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, Riverside (A) pays to SAL the Termination Fee and Termination Expenses, and (B) delivers to SAL a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to SAL and shall irrevocably waive any right the releasing parties may have to challenge the payment to SAL of the Termination Fee and Termination Expenses; and

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10.1.9     By SAL, if the Board of Directors of Riverside shall have (i) failed to recommend in the Proxy Statement that the shareholders of Riverside approve this Agreement, or withdrawn, modified, or qualified such recommendation in a manner adverse to SAL or resolved to do so, (ii) failed to recommend against acceptance of a tender offer or exchange offer for outstanding Riverside Common Stock that has been publicly disclosed (other than by SAL or an affiliate of SAL) within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, or (iii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after an Acquisition Proposal is publicly announced, or (iv) breached its obligations under Section 8.1.1 in any material respect.

10.2         Effect of Termination.

10.2.1     In the event of termination of this Agreement by either SAL or Riverside pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect. Notwithstanding anything to the contrary contained in this Agreement, neither SAL nor Riverside shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

10.2.2     If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)     Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)     In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)     As used in this Agreement, “Termination Fee” shall mean an amount equal to $1,200,000 and “Termination Expenses” shall mean the actual out-of-pocket expenses incurred by the party in connection with the transactions contemplated by this Agreement in an amount up to $500,000. As a condition of each party’s willingness, and in order to induce each party to enter into this Agreement, and to reimburse the parties for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, each party hereby agrees to pay the other party, and the other party shall be entitled to payment of, the Termination Fee and Termination Expenses by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by the other party, as applicable, following the occurrence of any of the events set forth below:

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(i)     Riverside terminates this Agreement pursuant to Section 10.1.7 or 10.1.8 or SAL terminates this Agreement pursuant to Section 10.1.9; or

(ii)     The entering into a definitive agreement by Riverside relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Riverside within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by SAL pursuant to Section 10.1.2 or 10.1.3 because of a breach by Riverside after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of Riverside; or (ii) the termination of this Agreement by SAL or Riverside pursuant to Section 10.1.5 because of the failure of the shareholders of Riverside to approve this Agreement at the Riverside Shareholders Meeting after the occurrence of an Acquisition Proposal or tender or exchange offer has been publicly announced or otherwise made known to the shareholders of Riverside.

(D)     Riverside and SAL acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

10.3         Amendment, Extension and Waiver.     Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Riverside or SAL), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Riverside, there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases or increases the amount or value, or changes the form of, the Merger Consideration to be delivered to Riverside’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

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ARTICLE XI

MISCELLANEOUS

11.1         Confidentiality.     Except as specifically set forth herein, SAL and Riverside mutually agree to be bound by the terms of the Confidentiality Agreements, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreements. The parties hereto agree that the Confidentiality Agreements shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2         Public Announcements.     Riverside and SAL shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Riverside nor SAL shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

11.3         Survival.     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4         Notices.     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to Riverside, to:

John M. Davies

President and Chief Executive Officer

Riverside Bank

11 Garden Street

Poughkeepsie, New York 12601

With required copies to:

Robert A. Schwartz

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza

New Brunswick, NJ 08901

rschwartz@windelsmarx.com

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If to SAL and SBT, to:

Richard J. Cantele, Jr.

President and Chief Executive Officer

Salisbury Bancorp, Inc. and

Salisbury Bank and Trust Company

5 Bissell Street

Lakeville, CT 06039

With required copies to:

J. J. Cranmore

Cranmore, FitzGerald & Meaney

49 Wethersfield Avenue

Hartford, CT 06114

jcranmore@cfmlawfirm.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) Business Day after being delivered to the overnight courier.

11.5         Parties in Interest.     This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.6.6, 7.6.7, 7.6.8 and 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6         Complete Agreement.     This Agreement, including the Exhibits and Confidential Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

11.7         Counterparts.     This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

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11.8         Severability.     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9         Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to principles of conflicts of law.

11.10        Interpretation.     When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11         Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

SALISBURY BANCORP, INC.

/s/ Richard J. Cantele, Jr.
Richard J. Cantele, Jr.
President and Chief Executive Officer

SALISBURY BANK AND TRUST COMPANY

/s/ Richard J. Cantele, Jr.
Richard J. Cantele, Jr.
President and Chief Executive Officer

RIVERSIDE BANK

/s/ John M. Davies
John M. Davies
President and Chief Executive Officer

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IN WITNESS WHEREOF, the following directors of Riverside have, solely in their capacity as directors of Riverside and not in their personal or individual capacities, executed this Agreement as of the date first set forth above, solely in order to satisfy the requirements of Section 36a-125 (b) of the Banking Law of Connecticut; such signature shall not imply that any such director shall have personal liability for any provision of this Agreement, nor shall such signature make any such director a personal party to such Agreement.

/s/ Charles M. Andola	/s/ David S. MacFarland
Charles M. Andola /s/ Austin E. Hodgkins, Jr.	David S. MacFarland
Austin E. Hodgkins, Jr. /s/ John M. Davies	David E. Petrovits
John M. Davies /s/ Thomas C. DeBenedictus	Steven R. Turk /s/ George E. Banta
Thomas C. DeBenedictus	George E. Banta /s/ Ira Effron
Michael D. Gordon /s/ P. Diane Hoe	Ira Effron
P. Diane Hoe /s/ Paul S. Hoffner	Ralph V. Ellis /s/ John P. O’Shea
Paul S. Hoffner /s/ Stephen P. Lumb	John P. O'Shea /s/ Carl S. Wolfson
Stephen P. Lumb	Carl S. Wolfson

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IN WITNESS WHEREOF, the following directors of SAL have, solely in their capacity as directors of SAL and not in their personal or individual capacities, executed this Agreement as of the date first set forth above, solely in order to satisfy the requirements of Section 36a-125 (b) of the Banking Law of Connecticut; such signature shall not imply that any such director shall have personal liability for any provision of this Agreement, nor shall such signature make any such director a personal party to such Agreement.

/s/ Louis E. Allyn II
Louis E. Allyn II /s/ Robert S. Drucker
Robert S. Drucker /s/ David B. Farrell
David B. Farrell /s/ Michael A. Varet
Michael A. Varet /s/ Louise F. Brown
Louise F. Brown /s/ Richard J. Cantele, Jr.
Richard J. Cantele, Jr. /s/ Nancy F. Humphreys
Nancy F. Humphreys /s/ Arthur J. Bassin
Arthur J. Bassin /s/ Holly J. Nelson
Holly J. Nelson /s/ John F. Perotti
John F. Perotti

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